Exhibit 10.2

ADDENDUM DATED December 31, 2009

TO THE
CONSULTING SERVICES AGREEMENT (herein “Agreement”)
DATED December 3. 2009

Between:	Lake Victoria Mining Company, Inc. a publicly traded corporation existing pursuant to the laws of the State of Nevada with an-address at 1781 Larkspur Drive, Golden, Colorado, USA 80401

(herein “LVCA”)
Of The First Part

And:	Robert Lupo and/or signee’s., at 16 Spottswood Road, Glen Rock, NJ 07452 as the Consultant.

(herein “Consultant”')
Of The Second Part

WHEREAS LVCA and Consultant have agreed that the Agreement requires a number of minor changes;

NOW THEREFORE in consideration of the premises and the respective covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties hereby covenant and agree as follows:

1.0           AMENDMENTS TO THE AGREEMENT

The following items in the are hereby amended as follows:

1.1	On the first page to the Agreement, item “2. Compensation” the entire paragraph is to be replaced with the following paragraph in its entirety up to (i):
“ As consideration for the Consultant's performance of the Services, the Company agrees to issue to Robert Lupo, and /or signee Three Hundred Thousand (300,000) shares of the Company’s restricted common stock within 60 days of the execution of this Addendum to the Agreement and after a probationary period of up to the same length. During this 60 day probationary period the Company will determine whether or not the Agreement remains in effect for the entire period, and, if not, what percentage of the entire compensation has been earned by the Consultant. Further, if requested by Consultant or nominee, the Company shall at its sole expense, provide Consultant with a written legal opinion regarding the tradability of such stock upon the termination of the period of restriction. The Company and Consultant agree to the following:”

1.2           Item 3. on page 2 "Tenn and Termination. ", the last sentence in the paragraph:

“Termination by either party shall not result in the forfeiture by Consultant of the Shares or right to a written legal opinion regarding the tradability of the Shares.”

to be replaced with the following sentence:

“Termination by either party shall result in the Compensation being subject to item 2. above. If Termination by either party happens after the probationary period then it shall not result in the forfeiture by the Consultant of any of the Compensation or the right to a written legal opinion regarding the tradability of the shares.”

2.0           ENTIRE AGREEMENT

2.1	This Addendum to the Agreement constitutes the entire revisions to the agreement and understanding of the parties with respect the amendments herein to the Consulting Services Agreement.

IN WITNESS WHEREOF, each of the parties to this Addendum to the Agreement has executed or caused this agreement to be executed as of the date first above written.

LAKE VICTORIA MINING COMPANY, INC.

Per:	ROGER A. NEWELL
President, Roger A. Newell

CONSULTANT

Per:	ROBERT LUPO

Robert Lupo